Exhibit 10.1

PROMISSORY NOTE CONVERSION AGREEMENT

This PROMISSORY NOTE CONVERSION AGREEMENT (the “Agreement”) dated as of September 28, 2012 (the “Effective Date”), by and between Vertical Health Solutions, Inc., a publicly traded Florida corporation doing business as OnPoint Medical Diagnostics (the “Company”) and each of the holders of the promissory notes listed in Schedule A hereto (the “Holders”, together with the Company, the “Parties”).

WHEREAS, the Holders own certain promissory notes issued by the Company, which mature on November 21, 2013 and accrue simple interest at a rate of 12% per annum (the “November 2013 Notes”), as set forth on Schedule A hereto;

WHEREAS, the Holders own certain promissory notes issued by the Company, which mature on December 30, 2013 and accrue simple interest at a rate of 15% per annum (the “December 2013 Notes”, together with the November 2013 Notes, the “Notes”), as set forth on Schedule A hereto;

WHEREAS, the Company desires to extinguish the Notes and would like to offer the Holders to convert their Notes into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a fixed conversion price of $0.25 per share; and

WHEREAS, to induce the conversion by the Holders of the Notes, the Company and the Holders now desire to amend the Notes to permit conversion into shares of Common Stock, and in consideration therefor, the Holders have agreed to convert all of the Notes held by the Holders.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	November 2013 Note Amendment. Effective upon the Effective Date and immediately prior to the conversion of the November 2013 Notes contemplated hereby, Section 1.3 of each November 2013 Note is hereby amended and restated to read as follows:

“Section 1.3. Conversion to Common Stock. The Purchaser shall have the option to convert all or a portion of the Principal Amount and accrued Interest under this Note into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at any time prior to payment, at a conversion price of $0.25 per share (the “Conversion Price”). The Company shall not issue fractional shares upon a conversion. If the application of the Conversion Price shall contemplate issuance of less than a half share, such fractional share shall not be issued and no payment shall be made to the converting Purchaser and should such application result in the issuance of a half or greater fractional share, such fractional share shall be rounded up to the next full share.”

2.	December 2013 Note Amendment. Effective upon the Effective Date and immediately prior to the conversion of the December 2013 Notes contemplated hereby, Section 1.3 of each December 2013 Note is hereby amended and restated to read as follows:

“Section 1.3. Conversion to Common Stock. The Purchaser shall have the option to convert all or a portion of the principal and accrued Interest under this Note into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at any time prior to payment, at a conversion price of $0.25 per share (the “Conversion Price”). The Company shall not issue fractional shares upon a conversion. If the application of the Conversion Price shall contemplate issuance of less than a half share, such fractional share shall not be issued and no payment shall be made to the converting Purchaser and should such application result in the issuance of a half or greater fractional share, such fractional share shall be rounded up to the next full share.”

3.	Conversion of Notes. On the Effective Date and immediately following the amendment to the Notes, each Holder hereby converts the outstanding principal amount and any accrued and unpaid interest under the Notes into the number of unregistered shares of Common Stock as set forth in Schedule A hereto. Thereafter, such Holder shall not have any further rights, obligations, interests, benefits or claims under such Notes.
4.	This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Minnesota without giving effect to the principals of conflict of laws thereof and shall be binding upon the Holders, the Holders’ heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company, its successors and assigns.
5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and may be executed by facsimile signatures.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto and is effective as of the date first set forth above.

Holder	Vertical Health Solutions, Inc.

Signature	Signature

Printed Name	Printed Name

Title

SCHEDULE A